Exhibit 99.1

FOR:	AMREP Corporation

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

CONTACT:	James M. McMonagle

Vice President and Chief Financial Officer

(610) 487-0904

AMREP REPORTS SECOND QUARTER FISCAL 2018 RESULTS

Plymouth Meeting, Pennsylvania, December 12, 2017 – AMREP Corporation (NYSE: AXR) today reported net income of $278,000, or $0.03 per share, for its 2018 second fiscal quarter ended October 31, 2017 compared to net income of $112,000, or $0.01 per share, for the same period of 2017. For the first six months of 2018, the Company had net income of $1,726,000, or $0.21 per share, compared to net income of $742,000, or $0.09 per share, for the same period of 2017. Revenues were $9,175,000 and $20,501,000 for the second quarter and first six months of 2018 compared to $11,465,000 and $23,673,000 for the same periods in the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2017	2016
Revenues	$9,175,000	$11,465,000
Net income	$278,000	$112,000
Earnings per share – Basic and Diluted	$0.03	$0.01
Weighted average number of common shares outstanding - basic	8,070,000	8,050,000
Weighted average number of common shares outstanding - diluted	8,102,000	8,077,000

	Six Months Ended October 31,
	2017	2016
Revenues	$20,501,000	$23,673,000
Net income	$1,726,000	$742,000
Earnings per share – Basic and Diluted	$0.21	$0.09
Weighted average number of common shares outstanding - basic	8,067,000	8,046,000
Weighted average number of common shares outstanding - diluted	8,096,000	8,071,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).